Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB AND CASCADE ENTER INTO STOCKHOLDER AGREEMENT

ST. PAUL, Minn. — May 7, 2012 — Ecolab Inc. announced today that it has entered into a stockholder agreement with Cascade Investment, L.L.C. and the Bill & Melinda Gates Foundation Trust related to their investments in Ecolab.  Ecolab has amended its stockholder rights plan so that Cascade and the Foundation Trust would in the future be able to acquire up to 25% of Ecolab’s outstanding shares.  Cascade currently holds 27,001,348 shares, or 9.3%, and the Foundation Trust currently holds 4,366,425 shares, or 1.5%, of Ecolab’s outstanding shares.

Under the agreement, if Cascade and the Foundation Trust own in the aggregate 15% or more of the outstanding Ecolab shares, Cascade and the Foundation Trust have agreed not to seek control of, or encourage others to seek control of, the company or the Board of Directors, and accordingly they will support the Ecolab Board’s director nominees as long as a Cascade representative is given the opportunity to serve as a director.  Currently, Michael Larson, Chief Investment Officer for William H. Gates III, and the business manager for Cascade, is an Ecolab director.

Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer commented, saying, “Cascade and the Foundation Trust have a demonstrated record of making significant investments in companies for the long-term and being constructive shareholders.  We have already enjoyed that experience with them over the past two years since they initiated their positions in our company.  We look forward to continuing to work in partnership with all of our shareholders as we work to grow our business and develop further superior returns.”

The stockholder agreement has been included as an exhibit in Ecolab’s current report on Form 8-K, filed May 7, 2012.

With 2011 pro forma annualized sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. More Ecolab news and information is available at www.ecolab.com.

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Contact:

Michael Monahan

651-293-2809

May 7, 2012

(ECL-C)